Exhibit 21.1

Subsidiaries of OpenTV Corp.

As of December 31, 2008

A table of the direct and indirect subsidiaries of OpenTV Corp. is set forth below, indicating as to each the state or jurisdiction of organization and the names under which such subsidiaries do business. Subsidiaries not included in the table are inactive or, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name of the Subsidiary	Jurisdiction of Organization
ACTV, Inc.	United States (Delaware)
ACTV Entertainment, Inc.	United States (New York)
Advision Systems, LLC	United States (Delaware)
Digital Adco, Inc.	United States (Delaware)
Intellocity USA, Inc.	United States (Delaware)
Media Online Services, Inc.	United States (Delaware)
OpenTV (Israel) Ltd.	Israel
OpenPlay (BVI) Ltd.	British Virgin Islands
OpenTV GmbH	Switzerland
OpenTV Japan KK	Japan
OpenTV Australia Holdings Pty Ltd	Australia (New South Wales)
OpenTV Australia Pty Ltd	Australia (New South Wales)
OpenTV Europe S.A.S	France
OpenTV Holding N.V.	Netherlands Antilles
OpenTV Holdings B.V.	The Netherlands
OpenTV, Inc.	United States (Delaware)
OpenTV India Private Limited	India
OpenTV Interactive Software (Beijing) Co. Ltd.	China
OpenTV Netherlands B.V.	Netherlands Antilles
OpenTV UK Limited	United Kingdom
OpenTV US Holdings, Inc.	United States (Delaware)
OpenTV US Investments, Inc.	United States (Delaware)
Ruzz TV Pty Ltd	Australia (Victoria)
Spyglass Integration, Inc.	United States (Delaware)
Wink Communications, Inc.	United States (Delaware)